Ernest Duplessis	William D. Chapman
Vice President, Internal and External Communications	Director, Investor Relations
847-535-0881
847-535-4356	william.chapman@grainger.com
ernest.duplessis@grainger.com

GRAINGER PROMOTES RONALD L. JADIN TO SENIOR VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

CHICAGO, February 20, 2008 – Grainger’s Board of Directors today elected Ronald L. Jadin to the position of Senior Vice President and Chief Financial Officer. His new responsibilities include financial planning and analysis, financial processes, financial reporting, internal audit, and treasury operations. He is replacing P. Ogden Loux, who was named Vice Chairman. Both gentlemen will report to Grainger Chairman and Chief Executive Officer Richard L. Keyser. The change will be effective March 1, 2008.

Jadin, 47, was previously Vice President and Controller for the company. He joined Grainger in 1998 as Director of Financial Planning and Analysis for the company. He also served as Vice President, Finance for Grainger Industrial Supply Division where he was responsible for the financial planning and analysis of Grainger’s U.S. branch-based business, with emphasis on its financial performance and related investment decisions. Prior to joining Grainger, he spent 15 years serving in financial analysis and management capacities within General Electric Company.

Jadin graduated with a Bachelor of Arts degree in economics from Yale University and earned his master’s degree in business administration with a concentration in finance from the University of Wisconsin at Whitewater.

Loux, 65, was elected Senior Vice President, Finance, and Chief Financial Officer in December 1996. Since 1987, when he joined Grainger, he served in a variety of financial roles including Vice President and Controller and Vice President, Business Support. In his new position as Vice Chairman, he will provide the company with advice and support on a broad range of business initiatives.

Prior to joining Grainger, Loux had financial management responsibilities for three businesses within General Electric Company: a motor production operation, a specialty motor business, and a metallurgical business. He also held a number of positions at General Electric’s headquarters and its power generation and engineered materials businesses, as well as in its corporate finance and administration staffs. In addition, he served as a member of General Electric’s audit staff.

Loux graduated with a bachelor’s degree from Drexel University in Philadelphia.

About Grainger

W.W. Grainger, Inc. (NYSE: GWW), with 2007 sales of $6.4 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done.

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